EXHIBIT 2.2

SSPA DEED OF AMENDMENT

THIS SSPA DEED OF AMENDMENT is made the 11th day of August 2008

BETWEEN:

1.	ExlService Holdings, Inc., a company registered in the State of Delaware and having its principal office at 350 Park Avenue, 10th Floor, New York, NY 10022 ("EXL Holdings (US)");

AND

2.

Aviva Global Services Singapore Private Limited (formerly Norwich Union Customer Services (Singapore) Private Limited), a company registered in Singapore with registered number 200303457R and whose registered office is at 6 Temasek Boulevard, #22-01 Suntec Tower 4, Singapore 038986 (“AGSS")

(each of EXL Holdings (US) and AGSS being a “Party”, and together the “Parties”).

WHEREAS

(A)

EXL Holdings (US) and AGSS entered into a share sale and purchase agreement dated 27 June 2008 (the “SSPA”), which provides for the sale by exlservice.com (India) Private Limited (“EXL India”), a wholly owned subsidiary of EXL Holdings (US), to AGSS of the entire issued share capital of Noida Customer Operations Private Limited; and

(B)	The Parties now wish to record the terms on which the SSPA will be amended as set forth below.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION
1.1	In this deed of amendment, the following terms shall have the following meanings:
“Deed”	means this SSPA Deed of Amendment as it may be amended from time to time.
1.2	In this Deed, unless otherwise specified:
(A)	references to clauses are to clauses of this Deed; and

(B)	headings to clauses are for convenience only and do not affect the interpretation of this Deed.
2.	AMENDMENTS TO THE SSPA
2.1	The parties hereby agree with effect from the date of the SSPA, the SSPA shall be amended as follows:
(A)	Sub-clause 4.2 of the SSPA shall be deleted and a new sub-clause 4.2 substituted in its place, which new sub-clause shall read as follows:

“4.2     The Provisional Consideration shall be INR 87.1 million or such other figure as the Parties may agree, which the Parties agree is based on the fair value of the Shares as calculated as at 29 February 2008.”

(B)	The term “30 Business Days” used in the introductory paragraph to sub-clause 4.3 of the SSPA shall be deleted and substituted with the term “20 Business Days”.
(C)	The term “15 Business Days” used in sub-clause 4.7 of the SSPA shall be deleted and substituted with the term “10 Business Days”.
(D)	The term “15 Business Days” used in sub-clause 4.8.2 of the SSPA shall be deleted and substituted with the term “10 Business Days”.
(E)	The term “15 Business Days” used in sub-clause 4.8.7 of the SSPA shall be deleted and substituted with the term “10 Business Days”.
(F)	Sub-clause 6.1 of the SSPA shall be deleted and a new sub-clause 6.1 substituted in its place, which new sub-clause shall read as follows:

“6.1     Completion shall take place at EXL India’s offices in Pune, India at 10.00 am on the Completion Date.”

(G)	Sub-clause 1.2 of Schedule 1 to the SSPA shall be deleted and a new sub-clause 1.2 substituted in its place, which new sub-clause shall read as follows:

“1.2     The SPV has not declared or paid any dividend (in cash or in specie) or other distribution (as that term is defined in section 829 of the Companies Act 2006) since the date of the Escrow Deed except for a single dividend of INR 300 million (or such other figure as the parties may agree) to be paid prior to 11 August 2008.”

(H)	The term “INR 56.9 million” in sub-clause 2.2 of Schedule 1 to the SSPA shall be deleted and substituted with the term “INR 51 million”.

(I)	Sub-clause 1.1 of Schedule 2 to the SSPA shall be deleted and a new sub-clause 1.1 substituted in its place, which new sub-clause shall read as follows:

“1.1     share transfer forms in relation to the Shares executed by the registered holders of such Shares in favour of the Client (or as it directs), together with the relevant share certificates duly endorsed.”

(J)	The introductory paragraph of Clause 2 of Schedule 2 to the SSPA shall be deleted and a new introductory paragraph substituted in its place, which new introductory paragraph shall read as follows:

“2        EXL Holdings (US) shall deliver to the Client a certified copy of the circular resolutions passed by the board of directors of the SPV held before Completion, at which:”

3.	COUNTERPARTS
3.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
3.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.
4.	THIRD PARTIES

No person other than a party to this Deed may enforce this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

5.	JURISDICTION AND GOVERNING LAW
5.1	This Deed shall be governed by, and construed in accordance with, English law.
5.2

The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed. Any Proceedings shall therefore be brought in the English courts. This jurisdiction agreement is irrevocable and is for the benefit of the parties to this Deed.

[SSPA Deed of Amendment]

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed by EXLSERVICE HOLDINGS, INC. acting by Vikram Talwar who, in accordance with the laws of the State of Delaware, is acting under the authority of ExlService Holdings, Inc.	) ) ) ) ) )	/s/ Vikram Talwar

Executed as a deed by AVIVA GLOBAL SERVICES SINGAPORE PRIVATE LIMITED acting by Vikas Gupta who, in accordance with the laws of the Republic of Singapore, is acting under the authority of Aviva Global Services Singapore Private Limited

) ) ) ) ) ) )	/s/ Vikas Gupta